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                                                                      Exhibit 99


                       NORWEST CORPORATION BEST PRACTICES
                               PARTNERSHARES PLAN

                  (As restated to reflect the two-for-one stock
                   split in the form of a 100% stock dividend
                        distributed on October 10, 1997)



                                    ARTICLE I
                               PURPOSE OF THE PLAN

     The Norwest Corporation Best Practices PartnerShares Plan is intended to enhance the profitability and value of the Corporation by providing performance-based incentives and additional equity ownership opportunities to Eligible Employees of the Corporation and its Affiliates.

                                   ARTICLE II
                 DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

     2.1 General Definitions. As used herein, the following capitalized terms have the following respective meanings.

     (a) "Affiliate" means any corporation or limited liability company, a majority of the voting stock or membership interest of which is directly or indirectly owned by the Corporation, and any partnership or joint venture designated by the President or any Executive Vice President of the Corporation in which any such corporation or limited liability company is a partner or joint venturer.

     (b) "Award" means any Option and any Stock Right granted to an Eligible Employee pursuant to Section 6.1 of the Plan, including all rights and interests that arise out of or are otherwise related to such Option or Stock Right.

     (c) "Award Term Sheet" means the document provided to or otherwise made available to a Participant which describes the Award granted to the Participant and sets forth the terms, conditions and restrictions specific to the Award.

     (d)  "Board" means the Corporation's board of directors.

     (e) "Committee" means the Human Resource Committee of the Board, as such committee is comprised from time to time, or any other committee designated by the Board to administer the Plan.

     (f) "Common Stock" means the Corporation's common stock, par value $1-2/3 per share.

     (g)  "Corporation" means Norwest Corporation and its successors.

     (h) "Disability" means a disability which would entitle a Participant to receive a disability benefit under the Corporation's Long-Term Disability Plan, as from time to time in effect, whether or not the Participant is then participating in such plan.

     (i) "Eligible Employee" means any employee of the Corporation or an Affiliate other than (i) an employee who is subject to Section 16 of the Securities Exchange Act of 1934, as
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          amended from time to time, (ii) a temporary or casual employee, (iii)
          a leased employee, and (iv) any person classified by the Corporation or an Affiliate as an independent contractor as of the date of an Award regardless of whether the person is subsequently determined by any court or governmental agency to then have been an employee.

     (j) "Fair Market Value" means the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape for a given date or, in the absence of sales on a given date, such closing price for the immediately preceding day on which a sale occurred.

     (k) "Option" means an option granted under the Plan to purchase shares of Common Stock and having such terms, conditions and restrictions as the Committee determines.

     (l) "Participant" means an Eligible Employee who is granted an Award under the Plan.

     (m) "Plan" means this Norwest Corporation Best Practices PartnerShares Plan, as amended from time to time.

     (n) "Retirement" means retirement which entitles a Participant to a benefit as defined under Section 6.1 or 6.2 of the Norwest Corporation Pension Plan or Section 4.1 or 4.2 of the Norwest Financial Pension Plan, as such plans may be amended from time to time.

     (o)  "Share" means a share of Common Stock.

     (p) "Stock Right" means an award under the Plan of Common Stock or cash measured by the value of Common Stock and in each case subject to such terms, conditions and restrictions as the Committee determines.

     2.2 Other Definitions. Other capitalized terms used herein and not defined above are defined where they first appear.

     2.3 Conflicting Provisions. In the event of any conflict or other inconsistency between the terms of the Plan and the terms of any Award Term Sheet, the terms of the Plan will control.

                                   ARTICLE III
                  SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

     3.1 Number of Shares. An aggregate of 38,000,000 Shares (consisting of 14,000,000 Shares authorized by the Board on July 23, 1996, and 24,000,000 Shares authorized by the Board on September 23, 1997) are available for Awards and as a basis for calculating Awards under the Plan. Shares issued with respect to Awards may be treasury or new issue Common Stock or a combination of treasury or new issue Common Stock, as the Corporation determines.

     3.2 Reusage of Shares. Shares identified with Awards that for any reason terminate or expire unexercised will thereafter be available for other Awards under the Plan. Shares that are used to pay any portion of the purchase price of an Award or any portion of a Participant's income tax withholding resulting from an Award, and Shares used as a basis for calculating cash amounts that are used to pay any portion of the purchase price of an Award or any portion of a Participant's income tax withholding resulting from an Award, will also thereafter be available for Awards or as a basis for calculating Awards under the Plan.

     3.3 Adjustments. Any change in the number of outstanding shares of Common Stock occurring by reason of a stock split, stock dividend, spin-off, split-up, recapitalization or other similar event will be reflected proportionally in (a) the aggregate number of Shares available for Awards under the

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Plan as set forth in Section 3.1, (b) the number of Shares identified with
Awards then outstanding, and (c) the purchase price and such other terms, as appropriate, of Awards then outstanding. The number of Shares, if any, identified with an Award, after giving effect to any such adjustment, will be rounded down to the nearest whole Share, and the purchase price of each Award, after giving effect to any such adjustment, will be rounded down to the nearest whole cent.

                                   ARTICLE IV
                            PARTICIPATION IN THE PLAN

     The Committee will have discretionary authority to select Participants from among Eligible Employees and determine the Award or Awards each Participant will receive. In making such selections and determinations, the Committee will consider such factors as it deems relevant to effect the purpose of the Plan. No Eligible Employee will be entitled to receive any additional Awards or otherwise further participate in the Plan solely because the Eligible Employee was previously granted an Award.

                                    ARTICLE V
                           ADMINISTRATION OF THE PLAN

     Subject to the terms of the Plan, the Committee will have discretionary authority to determine the category or categories of Eligible Employees to whom Awards will be granted, the type and amount of each Award to be granted to each Eligible Employee in such category or categories, the date of issuance and duration of each Award, the purchase price of each Award, and such other Award terms, conditions and restrictions as the Committee deems advisable. Notwithstanding anything in the Plan to the contrary, the Committee may delegate any or all of its authority under the Plan to such officers of the Corporation as the Committee may designate from time to time. All decisions of the Committee and any such officers made pursuant to the authority granted herein or delegated by the Committee will be final and binding on all parties.

                                   ARTICLE VI
                                     AWARDS

     6.1 Types. The Committee may grant Options and Stock Rights under the Plan having such terms, conditions and restrictions as the Committee determines.

     6.2. Price. The Committee will determine the purchase price of each Share subject to an Option, provided that such purchase price will not be less than the Fair Market Value on the date the Option is granted and in any event will not be less than the par value of the Share subject to the Option.

     6.3 Exercise Term. The Committee will determine the term of each Award, provided that (a) no Award will be exercisable after ten years from the date of grant and (b) no Award will be exercisable unless a registration statement for the Shares, if any, underlying the Award is then in effect under the Securities Act of 1933, as amended, or unless in the opinion of legal counsel registration under such act is not required.

     6.4 Payment of Purchase Price. Upon exercise of an Option or Stock Right that requires a payment from the Participant to the Corporation, the amount due the Corporation may be paid by cash or such other method as the Committee determines.

     6.5 Award Term Sheet. Each Award will be evidenced by an Award Term Sheet in such form and not inconsistent with the Plan as the Committee may approve from time to time. The Committee may include in each Award Term Sheet such terms and conditions it deems necessary or advisable, including the following: the terms, conditions and restrictions of the Award; if an Option, the purchase price and acceptable methods of payment of the purchase price; the Award's duration; the effect on the

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Award of the Participant's death, Disability, Retirement or other termination of employment; and the restrictions against transfer, if any, on the Award or the Shares subject to the Award.

     6.6 Withholding Taxes. The Corporation and its Affiliates have the right to withhold, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Award is exercised, all amounts necessary to satisfy federal, state and local withholding requirements related to such distribution or exercise. Any required withholding may be satisfied by cash or the Corporation's withholding of Shares having a Fair Market Value equal to the amount required to be withheld, as provided in the Award Term Sheet.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

     7.1 Termination of Employment.

                  7.1.1 Due to Death, Disability or Retirement. If a Participant ceases to be an Eligible Employee by reason of the Participant's Disability or Retirement, the Participant's Awards will be exercisable for such period or periods as the Committee determines. If a Participant ceases to be an Eligible Employee by reason of the Participant's death, the person or persons surviving at the time of the Participant's death in the first of the following classes of beneficiaries in which there is a survivor, shall be entitled to exercise the Participant's Awards for such period or periods as the Committee determines. If a person in the class surviving dies before exercising the Participant's Awards, that person's right to receive and exercise the Awards will lapse and the exercise entitlement will be determined as if that person predeceased the Participant.

          (a)  Participant's surviving spouse

          (b) Equally to the Participant's children, except that if any of the Participant's children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living

          (c)  Participant's surviving parents equally

          (d)  Participant's surviving brothers and sisters equally

          (e)  Representative of the Participant's estate.

                  7.1.2 Other than Due to Death, Disability or Retirement. Except as otherwise determined by the Committee, if a Participant ceases to be an Eligible Employee for any reason other than death, Disability or Retirement, all of the Participant's Awards will terminate immediately without notice of any kind.

                  7.1.3 Intercompany Transfers. Transfers of a Participant's employment between the Corporation and an Affiliate or between Affiliates will not by itself constitute termination of the Participant's Eligible Employee status for purposes of any Award.

     7.2 Nontransferability. Except as otherwise determined by the Committee,
(a) an Award may be exercised during a Participant's lifetime only by the Participant or the Participant's legal guardian or legal representative, (b) an Award may be exercised after the Participant's death only as provided in Section
7.1.1 of the Plan, and (c) no Award may be assigned or otherwise transferred by the Participant to whom it was granted.

     7.3 Change in Control. On the date that (a) substantially all of the assets of the Corporation are acquired by another corporation, (b) there is a reorganization of the Corporation involving an

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acquisition of the Corporation by another entity, or (c) a majority of the Board shall be persons other than persons (i) for whose election proxies shall have been solicited by the Board or (ii) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships, then (1) all Options and other Awards that require exercise by Participants and/or payment by Participants to the Corporation will become immediately exercisable in full and
(2) with respect to all other Awards, all conditions or restrictions to the receipt thereof will immediately terminate.

     7.4 No Employment Contract. Neither the adoption of the Plan nor the grant of any Award will (a) confer upon any Eligible Employee any right to continued employment with the Corporation or any Affiliate or (b) interfere in any way with the right of the Corporation or any Affiliate to terminate at any time the employment of any Eligible Employee.

     7.5 Amendment of Plan. The Board or Committee may at any time terminate, suspend or amend the Plan.

     7.6 Duration of the Plan. The Plan will become effective upon its approval by the Board and, unless earlier terminated, will remain in effect until all Shares available for issuance under the Plan have been issued.

     7.7 Reservation of Board Authority. Any action under the Plan required or permitted to be taken by the Committee may be taken by the Board.


7/23/96
9/23/97
10/2/97

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